EXHIBIT 10.2

EQUIPMENT LEASE AGREEMENT

This Equipment Lease Agreement (this “Agreement” or “Lease”), dated as of February 11, 2020, is made between Crestmark Equipment Finance, a division of MetaBank, (the “Lessor”) and Central CA Fuel Cell 2, LLC, a Delaware limited liability company (the “Lessee”). Lessor and Lessee are referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meaning set forth for such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Lessor is in the business of owning and leasing equipment and plans to purchase certain fuel cell power generation equipment from Lessee pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, between Lessor and Lessee (the “Purchase Agreement”);

WHEREAS, FuelCell Energy, Inc., a Delaware corporation (“Guarantor”) has delivered to Lessor that certain Guaranty Agreement, dated as of the date hereof (the “Guaranty”), to guarantee Lessee’s payment obligations to Lessor; and

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the fuel cell power generation equipment described in the Bill of Sale entered into pursuant to the Purchase Agreement and as further described in this Agreement, when and as the conditions to such lease are met as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.LEASE. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor certain fuel cell power generation equipment (the “Equipment”) as further described in Exhibit A. The Equipment shall be installed at the location described in Exhibit A (the “Site”).

2.TERM AND RENT. The initial term (“Initial Term”) for this Lease shall be for the period specified in Exhibit A, and Lessee shall pay Lessor the Rent specified in Exhibit A throughout the Initial Term for the use of the Equipment. The Initial Term and Rent with respect to the Equipment shall commence on, and Lessee will be obligated to pay Rent from, the Rental Commencement Date (as defined in Exhibit A).  For purposes of this Agreement, the term “Rent” shall mean and include all amounts payable by Lessee to Lessor for the lease of the Equipment. As used in this Agreement, the term “Lease Term” means the Initial Term plus any Renewal Terms (as defined in Section 15), unless earlier terminated in accordance with the terms of this Agreement.

3.LATE CHARGES. If any Rent or other amount due hereunder is not paid within ten (10) days after the due date thereof, Lessor shall have the right to impose and collect and Lessee agrees to pay a late charge on, and in addition to, such unpaid Rent or other amount due hereunder for each month or part thereof that such Rent or other amount due hereunder remains unpaid, an amount equal to 1.5% per month of such unpaid Rent or other amount due hereunder until paid.

4.DISCLAIMER OF WARRANTIES. Lessee acknowledges that Lessor is not the manufacturer of the Equipment, nor manufacturer’s agent, and Lessee agrees that as between Lessor and Lessee, the Equipment leased hereunder is of a design, size, fitness and capacity selected by Lessee and that Lessee is satisfied that the same is suitable and fit for its intended purpose. LESSEE FURTHER ACKNOWLEDGES THAT THE EQUIPMENT IS LEASED UNDER THIS AGREEMENT ON AN ‘AS-IS,’ ‘WHERE IS’ BASIS AND THAT LESSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE EQUIPMENT, ITS MERCHANTABILITY, OR ITS FITNESS FOR A PARTICULAR PURPOSE. LESSOR SHALL NOT BE LIABLE TO LESSEE OR ANY OTHER PERSON FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM LESSEE’S USE OF THE EQUIPMENT, ANY DEFECT OR MALFUNCTION OF THE EQUIPMENT, OR FOR DAMAGES BASED ON STRICT OR ABSOLUTE TORT LIABILITY OR LESSOR’S NEGLIGENCE. No defect or unfitness of the Equipment shall relieve Lessee of the obligation to pay Rent, or to perform any other obligation under this Agreement.

5.ASSIGNMENT OF WARRANTIES. Notwithstanding the foregoing, so long as no Default (as defined in Section 19) has occurred hereunder and is continuing, Lessee shall be entitled to the benefit of any applicable manufacturer’s warranties received or held by Lessor or from which Lessor otherwise benefits, and to the extent assignable, Lessor hereby assigns such warranties to Lessee for the Lease Term. In the event that any warranty is not assignable to Lessee, Lessor hereby appoints Lessee as Lessor’s agent and attorney-in-fact with respect to such warranty, which appointment is coupled with an interest, to assert and enforce, from time to time, in the name of and for the account of the Lessor and the Lessee, as their interests may appear, but in all cases at the sole cost and expense of the Lessee, any such warranty, and so long as no Default shall have occurred and be continuing, Lessee may retain any recovery from such claim.

6.	USE, OPERATION AND MAINTENANCE.

(a)Lessee shall use the Equipment in the manner for which it was designed and intended, solely for Lessee’s business purposes, substantially in accordance with all manufacturer manuals and instructions and in compliance with Applicable Law. As used herein, “Applicable Law” means all applicable laws, statutes, regulations, ordinances, orders and other requirements of any governmental authority (including such requirements necessary to ensure that the Equipment qualifies for all tax benefits and environmental attributes, in each case, to the extent available by law to the owner of the Equipment as of the date of this Agreement). Lessee, at Lessee’s own cost and expense, shall install a fuel cell energy production monitoring system to monitor the energy production of the Equipment, and such monitoring system shall be acceptable to the Lessor and provide Lessor with real-time access to such monitoring system’s data. Any such monitoring systems installed by Lessee shall be deemed part of the Equipment and shall become property of Lessor. Lessee, at Lessee’s own cost and expense, shall keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, sufficient to perform according to the requirements of this Agreement and each Project Document, and shall furnish or otherwise obtain all parts, mechanisms, devices and servicing required therefor in the ordinary course. Lessee shall also make, at Lessee’s own cost and expense, all modifications to the Equipment as are required from time to time for the Equipment to comply with Applicable Law and each Project Document. All replacement parts, repairs, alterations, modifications and additions to the Equipment at any time made to or placed upon the Equipment shall become the property of Lessor.  Lessee may, with Lessor’s prior written consent, which shall not be unreasonably withheld, make such alterations, modifications or additions to the Equipment as Lessee may deem desirable in the conduct of its business; provided the same shall not diminish the current or estimated residual value, utility, function, operation or remaining useful life of the Equipment, cause the loss of any warranty thereon or any certification necessary for the maintenance thereof. Lessor acknowledges that any data files or software developed or installed by Lessee which is resident or otherwise installed on the Equipment shall be and remain the property of Lessee; provided, however, that the Lessor shall have no obligation or responsibility to remove or return same to Lessee. Lessee shall, at Lessee’s own cost and expense, provide and maintain a security system to adequately secure and limit access to the Equipment. In connection with any such alteration, modification or additions to the Equipment, if Lessee permanently removes any parts, equipment and/or other materials from the Equipment in connection with installing a permanent replacement, title to and risk of loss of and liability for such replaced parts, equipment and/or other materials shall pass to Lessee at the time of removal from the Equipment.

(b)Lessee shall take all necessary actions so that Lessee is either not subject to or is exempt from regulation (i) as a "public utility" or a "holding company" under the FPA and PUHCA and FERC's regulations thereunder, and (ii) as a "public utility," "electric utility," "electric corporation," or a "holding company" or similar terms under applicable laws or regulations of the state where the Equipment is located.

(c)Lessee shall at all times maintain, or cause to be maintained, in full force and effect the Interconnection Agreement and/or such other interconnection agreement with the applicable local utility that permits interconnection and operation of the Equipment in parallel with such utility’s distribution system.

7.NET LEASE. This Agreement is a “net lease” and Lessee’s obligation to pay all Rent and other amounts due and owing hereunder is absolute and unconditional and shall not be terminated, extinguished, diminished, setoff or otherwise impaired by any circumstance whatsoever, including by (a) any claim, setoff, counterclaim, defense or other right which Lessee may have against Lessor or any affiliate of Lessor; (b) any defect in the title, condition, design, operation, merchantability or fitness for use of the Equipment, or any eviction of the Equipment by paramount title or otherwise from the Site, or any unavailability of access to the Equipment at the Site; (c) any loss, theft or destruction of, or damage to, the Equipment or any portion thereof or interruption or cessation in the use or possession thereof or any part thereof for any reason whatsoever and of whatever duration; (d) the condemnation, requisitioning, expropriation, seizure or other taking of title to or use of the Equipment or the Site by any governmental entity or otherwise; (e) any ineligibility of the Equipment or any portion thereof for any particular use, whether or not due to any failure of Lessee to comply with any Applicable Law; (f) any event of “force majeure” or any frustration of purpose; (g) any insolvency, bankruptcy, reorganization or similar proceeding by or against Lessee; (h) termination or loss of the Site or any portion thereof, or of any other lease, sublease, right-of-way, easement or other interest in personal or real property upon or to which any portion of the Equipment is located, attached or appurtenant or in connection with which any portion of the Equipment is used or otherwise affects or may affect the Equipment or any right thereto, (i) any termination of a Project Document or the failure of any Project Document to be in full force and effect, or (j) any defect in the title to, or the existence of any lien with respect to, the Equipment (unless such defect or lien results from or is caused by any act or omission of Lessor, in which case Lessee may withhold Rent if and to the extent such defect or lien reasonably interferes with Lessee’s use of the Equipment), it being the intention of the Parties hereto that all Rent and other amounts payable under this Agreement shall continue to be payable in the manner and at times provided for herein. If for any reason whatsoever this Agreement is terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, Lessee nonetheless agrees, to the extent permitted by Applicable Law and without limiting any other rights or remedies Lessor has under this Agreement or any other Lease Document, to pay to Lessor an amount equal to each installment of Rent and all other amounts due and owing hereunder, at the time such payment would have become due and payable in accordance with the terms hereof had this Agreement not been so terminated.

8.NO LIENS; REMOVAL; ABANDONMENT; QUIET ENJOYMENT. Lessee shall keep the Equipment free and clear from all liens, charges, encumbrances, legal process and claims other than Permitted Liens. Lessee shall promptly notify Lessor of the imposition of any lien (other than Permitted Liens) of which the Lessee becomes aware and shall promptly use commercially reasonable efforts, at Lessee’s own cost and expense, to fully discharge and release any such lien. Lessee shall not move the Equipment from the location specified in this Lease therefor without the prior written consent of Lessor. Lessee agrees not to waive its right to use and possess the Equipment in favor of any party other than Lessor and further agrees not to abandon the Equipment to any party other than Lessor. So long as no Default has occurred and is continuing, Lessee’s quiet and peaceful possession and use of the Equipment will not be disturbed by Lessor or anyone claiming by, through or on behalf of Lessor.

9.TITLE. (a) Lessor and Lessee agree that the Equipment is and at all times shall remain the sole and exclusive personal property of Lessor (subject to Section 25), and Lessee covenants that it will at all times treat the Equipment as such and that no part of the Equipment shall be considered or treated as a fixture. No right, title or interest in the Equipment shall pass to Lessee other than the right to maintain possession and use of the Equipment for the Lease Term, conditioned upon Lessee’s compliance with the terms and conditions of this Agreement and except as otherwise provided in the last sentence of Section 6 (a). If requested by Lessor, Lessee shall affix to or place on the Equipment, at Lessor’s expense, plates or markings indicating Lessor’s ownership.

(b) The Parties agree that this Agreement is intended to be a “true lease,” and the Lessor will be treated as owner and lessor of the Equipment and Lessee will be treated as lessee of the Equipment for commercial law purposes as well as federal, state and local income tax purposes and, accordingly, the Parties agree that the Lessor is intended to be the party entitled to claim any and all benefits available to an owner of the Equipment, including all Tax Benefits (as defined in Section 19). Lessor acknowledges that all rights and interests in and to any renewable energy credits, utility rebates (including performance based incentives), and any other environmental attributes associated with the electricity or thermal output from the Equipment (all such attributes, specifically excluding any Tax Benefits, the “Environmental Attributes”) are required to be transferred to Southern California Edison Company in connection with the delivery of energy pursuant to the PPA and Lessor has no rights to the foregoing. In the event that this Agreement or this Lease is deemed to be a lease intended for security, Lessee hereby grants Lessor a purchase money security interest in the Equipment (including any replacements, substitutions, additions, attachments and proceeds).

10.TAXES. (a) Lessee shall promptly reimburse Lessor, or shall pay directly if so requested by Lessor, as additional Rent, all taxes, charges and fees (including any interest, additions to tax and penalties) that may now or hereafter be imposed or levied by any governmental body or agency upon or in connection with the purchase, ownership, lease, possession, use or location of the Equipment or otherwise in connection with the transactions contemplated by this Agreement, including sales, use, property (real or personal and tangible or intangible), value added or other transfer taxes on (i) the initial sale of Equipment to Lessor, (ii) the Rents, (iii) the sale of power or thermal energy to, or the use of the Equipment by, the offtaker under the Power Purchase Agreement, executed on April 20, 2018, and entered into by Lessee, and Southern California Edison Company (as the same may be amended, amended and restated, modified or supplemented from time to time, the “Power Purchase Agreement”), or otherwise with respect to any Project Document, (iv) any payment of Stipulated Loss Value and (v) upon any exercise of the Purchase Option, but excluding any and all taxes, charges and fees (including any interest, additions to tax and penalties) (A) on or measured by net or gross income, net or gross receipts, alternative minimum taxable income, items of tax preference, branch profits, franchise, capital, conduct of business, stock value or net worth (in each case other than taxes that are (or are in the nature of) sales, use, value added, transfer, excise and personal property taxes), (B) resulting from Lessor’s negligence, willful misconduct, or the breach by Lessor of any of its representations, warranties, covenants or obligations under any Lease Document, (C) resulting from or arising out of any failure on the part of Lessor to file any tax returns or pay any taxes owing on a timely basis or any errors or omissions on Lessor’s tax returns unless the Lessee is responsible under this Agreement for filing the returns, Lessee has not provided information requested by Lessor that is necessary to file such tax returns or Lessor’s failure to file any tax returns or any errors or omissions on such tax returns is attributable to Lessee’s fraud, negligence or misrepresentation, (D) attributable to a transfer or disposition (directly or indirectly) of any interest in the Equipment, this Agreement or any part of the foregoing or any interest in the Lessor (including a deemed transfer for tax purposes) other than (I) a transfer to Lessee pursuant to the exercise of any purchase option granted to Lessee under this Agreement, or (II) a transfer pursuant to Lessor’s exercise of remedies in Section 19 as a result of a Default, (E) resulting from the leasing, ownership, use or operation of any Equipment after the expiration or earlier termination of this Agreement with respect to such Equipment, (F) imposed on Lessor (including by way of withholding) as a result of the failure by Lessor (or any member of Lessor) to be a “United States person” (within the meaning of section 7701(a)(30) of the Internal Revenue Code (the “Code”), (G) imposed on Lessor by any jurisdiction to the extent such taxes would not have been imposed on Lessor had Lessor not engaged in activities in such jurisdiction unrelated to the transactions contemplated by the Lease Documents, and (H) imposed on any transferee, assignee or successor in interest of the Lessor to the extent such taxes are in excess of the taxes that would have been imposed on the original Lessor had such transfer or assignment not occurred. Lessee shall file, in a timely manner and in the name of the Lessor as owner, any personal property tax returns relating to the Equipment that are required to be filed covering periods during the Lease Term, pay the amounts shown on the returns and provide copies of such returns and proof of payment to the Lessor. Failure of Lessee to pay promptly amounts due hereunder shall be treated the same as failure to pay any installment of Rent pursuant to Section 3. If Lessee is requested by Lessor to file any other returns or remit payments directly to any governmental body or agency, Lessee shall provide proof of said filing or payment to Lessor.

(b) Lessee shall be entitled to contest the imposition of taxes, charges and fees (including penalties) subject to this Section 10 at Lessee’s sole cost and expense; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest, the contest does not create risk of forfeiture of the Equipment, and Lessee keeps Lessor informed about the progress of the contest and provides Lessor copies of any filings or correspondence with the tax authorities about the case. Lessor shall provide to Lessee such information as Lessee may reasonably request in order to contest and shall otherwise cooperate with Lessee to the extent necessary to permit Lessee to conduct such contest. Lessor agrees not to settle any claim that Lessee is contesting in accordance with this Section 10(b) without the prior consent of Lessee, such consent not to be unreasonably withheld. If Lessor shall obtain a refund or tax credit or other tax benefit attributable to an amount paid by Lessee pursuant to this Section 10, Lessor shall promptly pay or credit to Lessee the amount of such refund, credit or tax benefit.

11.ACCOUNTS. (a) Lessee agrees to deposit all revenues received by Lessee with respect to the Equipment into a demand deposit account (the “Control Account”) to be established by Lessee. In addition, on the Lease Commencement Date, Lessee shall establish a separate interest bearing account (the “Minimum Monthly Reserve Account”). The Minimum Monthly Reserve Account and the Control Account are together referred to as the “Accounts”. Any and all interest accruing on invested amounts held in any of the Accounts shall be for the benefit of and shall be deemed the property of Lessee. Each of the Accounts may be at a financial institution that is an affiliate of Lessor. The cost of establishing and maintaining the Accounts shall be borne by Lessee. Lessee shall instruct each counterparty to each Project Document to make all payments to which Lessee or any of Lessee’s affiliates is entitled under each such Project Document to the Control Account and to provide evidence of such instruction to Lessor, and Lessee agrees to enforce its right, or to cause its affiliates to enforce their rights, to designate the Control Account as the place to which such payments should be made in the event that for any reason any such counterparty fails to make payment to such account. Lessee shall, on the Lease Commencement Date, fund the Minimum Monthly Reserve Account with an amount equal to the “Minimum Monthly Reserve Fund” amount set forth in Exhibit A (the “Minimum Balance Requirement”), and Lessee shall thereafter maintain a minimum amount in the Minimum Monthly Reserve Account equal to the amount set forth in Exhibit A. Lessor shall have sole signatory authority over the Accounts.  As collateral security for the prompt payment and performance of all obligations under this Agreement, Lessee hereby grants to Lessor a first priority security interest in, lien upon and pledge of the Control Account and the Minimum Monthly Reserve Account.  Lessee shall take all such action as may be reasonably requested by Lessor to maintain Lessor’s first priority security interest in each such account.

(b)If the amount in the Minimum Monthly Reserve Account falls below eighty percent (80%) of the Minimum Balance Requirement at any time, Lessee shall promptly replenish the Minimum Monthly Reserve Account such that the Minimum Balance Requirement is met and in addition shall provide to Lessor information regarding the cause of the shortfalls in the Control Account and/or Minimum Monthly Reserve Account, the steps being taken to remedy the situation giving rise to such shortfalls, and such other information as Lessor shall reasonably request (which information shall not include technical proprietary information).

(c)On the date that is ten (10) business days prior to each date on which a payment of Rent is due (each, a “Rent Payment Date”), Lessor shall determine the amounts on deposit in the Control Account, and if there are insufficient funds to make the transfers contemplated in clauses first and second of Section 11(d) in full on the next occurring Rent Payment Date, Lessor shall withdraw from the Minimum Monthly Reserve Account an amount equal to such deficiency and deposit such amount into the Control Account.

(d)On each Rent Payment Date under this Lease, Lessor shall transfer funds from the Control Account in the following order of priority, in each case, to the extent funds are available in the Control Account:

First, if any amount (other than Rent due and payable on such Rent Payment Date) is due and owing on such Rent Payment Date to Lessor hereunder (including, for the avoidance of doubt, any delinquent Rent due and owing at such time) or under any other Lease Document, Lessor shall transfer such amount to Lessor.

Second, Lessor shall transfer the amount of all Rent due and owing on such Rent Payment Date to Lessor.

Third, if the Minimum Balance Requirement is not met as of such Rent Payment Date, Lessor shall transfer to the Minimum Monthly Reserve Account the amount necessary to meet the Minimum Balance Requirement.

Fourth, any obligation in the nature of operating expenses of the Project at the instruction of Lessee and as approved by Lessor.

Fifth, provided that no Default has occurred and is continuing, Lessor shall transfer to Lessee any amounts remaining in the Control Account as instructed by Lessee.

(e)[Intentionally omitted]

(f)At the end of the Lease Term, and after all amounts payable to Lessor under the Lease Documents have indefeasibly been paid in full, all amounts remaining in the Accounts shall be paid to Lessee other than amounts necessary to repair any damage to the Equipment for which Lessee is liable hereunder or to the Site as a result of Lessee’s activity on the Site for which Lessor is liable, which amounts (or reasonably estimated amounts if the specific amounts are not then known to Lessor) may be retained by Lessor. In the event the estimated amount retained by Lessor is greater than the actual amount necessary for such repairs, Lessor shall so notify Lessee promptly following such determination and shall deliver to Lessee an amount equal to such excess.  Notwithstanding the foregoing, at the end of the Lease Term, Lessee shall have no obligation to repair or replace (or reimburse Lessor for any repair or replacement expenses related to) ordinary wear and tear, any module performing in line with the age and expected degradation curve of the Equipment, or any part performing with the performance, reliability and safety in line with the age of the Equipment and of a type, grade, quality and condition comporting with Prudent Industry Practices.

(g)Lessor may cause a collateral agent to take any or all actions Lessor is permitted to take under this Agreement or any other Lease Document.

12.LOSS OF OR DAMAGE TO EQUIPMENT. Lessee hereby assumes and shall bear the risk of loss for destruction of or damage to the Equipment from any and every cause whatsoever, whether or not insured, until the Equipment is returned to Lessor. No such loss or damage shall impair any obligation of Lessee under this Agreement, which shall continue in full force and effect. In event of damage to or theft, loss or destruction of the Equipment (or any item thereof), Lessee shall promptly notify Lessor in writing of such fact and of all details with respect thereto, and shall, within thirty days of such event, at Lessee’s option, (a) place the same in good repair, condition and working order, (b) at Lessee’s expense, dispose of any Equipment in compliance with Applicable Law, substitute such Equipment (or any item thereof) with equipment of equivalent or superior manufacture, make, model and features, in good repair, condition and working order and transfer clear title to such replacement property to Lessor whereupon such property shall be subject to this Agreement and the applicable other Lease Documents and be deemed Equipment for purposes hereof and thereof, or (c) pay Lessor an amount equal to the sum of (i) all Rent accrued but unpaid to the date of such payment, plus (ii) the “Stipulated Loss Value” of the Equipment as set forth in Exhibit A (the “Stipulated Loss Value”), whereupon this Lease shall terminate, subject to Section 22, solely with respect to the Equipment (or any item thereof) for which such payment is received by Lessor. Any insurance proceeds received with respect to the Equipment (or any item thereof) shall be applied, in the event option (c) is elected, in reduction of the then unpaid obligations, including the Stipulated Loss Value, of Lessee to Lessor, if not already paid by Lessee, or, if already paid by Lessee, to reimburse Lessee for such payment, or, in the event option (a) or (b) is elected, to reimburse Lessee for the costs of repairing, restoring or replacing the Equipment (or any item thereof) upon receipt by Lessor of evidence, satisfactory to Lessor, that such repair, restoration or replacement has been completed, and an invoice has been provided therefor.

13.INSURANCE. (a) Lessee shall keep the Equipment insured against theft and all risks of loss or damage, subject to policy limitations or exclusions reasonably acceptable to Lessor, from every cause whatsoever for an amount equal to the greater of the Stipulated Loss Value and the replacement value of the Equipment and shall carry general liability insurance, both for personal injury and property damage, and Lessee shall be liable for all deductible portions of all required insurance. All such insurance shall be maintained with insurance companies rated A-X or better by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published) or with other insurance companies of recognized responsibility satisfactory to Lessor. All insurance for theft, loss or damage shall provide that losses, if any, shall be payable to Lessor, and all such liability insurance shall name Lessor (or Lessor’s assignee as appropriate) as additional insured and shall be endorsed to state that it shall be primary insurance as to Lessor. Lessee shall pay the premiums therefor and deliver to Lessor a certificate of insurance or other evidence satisfactory to Lessor that such insurance coverage is in effect; provided, however, that Lessor shall be under no duty either to ascertain the existence of or to examine such insurance policies or to advise Lessee in the event such insurance coverage shall not comply with the requirements hereof. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor at least ten (10) days’ prior written notice of cancellation of the policy for nonpayment of premiums and at least thirty (30) days’ prior written notice for alteration or cancellation due to any other reason or for non- renewal of the policy. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as set forth in Section 12.

(b) If Lessee fails to obtain insurance or provide evidence thereof to Lessor, Lessee agrees that Lessor may, upon prior written notice to Lessee, but shall not be obligated to, obtain such insurance on Lessee’s behalf and charge Lessee for all costs and expenses associated therewith. Without limiting the forgoing, Lessee specifically agrees that if Lessor obtains insurance on Lessee’s behalf, Lessee will be required to pay a monthly insurance charge. The insurance charge will include reimbursement for premiums advanced to the insurer, finance charges (which will typically be at a rate higher than the rate used to determine the Rent), billing and tracking fees, administrative expenses and other related fees. Lessor shall receive a portion of the insurance charges, which may include a profit from such finance charges, billing, tracking, administrative and other charges.

Except as provided in the immediately preceding paragraph, any other insurance obtained by or available to Lessor shall be secondary insurance, and Lessor shall be solely liable for all costs associated therewith.

14.END OF LEASE TERM OPTIONS. Not later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term (as defined below)~~]~~ of this Lease, Lessee shall notify the Lessor in writing whether it intends at the expiration of such term to (a) renew the Lease in accordance with Section 15 (the “Renewal Option”), (b) purchase the Equipment in accordance with Section 16 (the “Purchase Option”), or (c) return the Equipment to Lessor (the “Return Option”); provided that Lessee may only exercise the Renewal Option or the Purchase Option so long as no Default under this Agreement has occurred and is then continuing and Lessee may only exercise the Return Option if all conditions contained in each Project Document to assign each such Project Document to Lessor have been met. If Lessee does not provide this notice at the end of the Initial Term, Lessee shall be deemed to have elected the Renewal Option, subject to the conditions in Section 15. If Lessee does not provide this notice at the end of any Renewal Term, Lessee shall be deemed to have elected either the Renewal Option or the Return Option, to be selected in Lessor’s sole discretion, subject to the conditions in Section 15. If Lessee elects the Return Option, Lessee acknowledges that by means of that certain Assignment Agreement dated as of the date hereof and executed by Lessee in favor of Lessor (the “Assignment Agreement”), Lessee shall have assigned to Lessor all of Lessee’s right, title and interest in, to and under each Project Document and each Governmental Approval, effective as of the end of the Lease Term. If the Equipment is not then in good repair, condition and working order, ordinary wear and tear excepted, or has not been maintained in accordance with Section 6, Lessee shall promptly reimburse Lessor for all reasonable costs incurred to restore the Equipment to such condition but subject to the limitations set forth in the last sentence of Section 11 (f). In such case, Lessor shall consider having FuelCell Energy, Inc. continue to remain as the operator of the Equipment for the duration of the Power Purchase Agreement. If, at the end of the Lease Term, Lessee has elected the Return Option and the Power Purchase Agreement is no longer in full force and effect, then Lessee shall, within sixty (60) days of the end of the Lease Term, at Lessee’s expense, (i) reimburse Lessor for the costs to restore the Equipment as provided above (subject to the limitations set forth in the last sentence of Section 11 (f))and (ii) remove all of the Equipment from the Site, repair any damage to the Site caused by such removal so the Site is restored to the condition required by the associated land rights agreement or site license, pack the Equipment into appropriate shipping containers or wrap and secure the equipment for shipping in accordance with the original equipment manufacturer’s standard practice, insure the shipment for the fair market value of the Equipment at such time, and cause the Equipment to be delivered to such location within the United States as Lessor may specify.

15.REMARKETING. If Lessee does not elect the Renewal Option or Purchase Option for this Lease, then Lessee shall use commercially reasonable efforts on a non-discriminatory, non-priority “as is” basis, to assist Lessor in remarketing the Equipment for one-hundred eighty (180) days following the expiration of the Initial Term or any Renewal Term of this Lease (the “Remarketing Period”).  In connection with the foregoing  remarketing obligations, Lessor may elect, by written notice to Lessee (“Service Notice”), that Lessee arrange one or more remarketing services specified by Lessor from time to time in writing, such remarketing services, if obtained, to be at Lessor’s sole cost as a remarketing expense (including both third party costs incurred by Lessee and a reasonable estimate of in house expenses incurred by Lessee; provided, however, that  items with a cost over $5,000 shall require Lessor’s consent), which may include (i) arranging for removal of the Equipment; (ii) Equipment inspections and inventory; (iii) Equipment de-installation and installation, as necessary; (iv) refurbishment of the Equipment; (v) appraisal of the Equipment; (vi) Equipment maintenance services; (vii) arranging for Equipment maintenance certification; and/or (viii) providing and/or securing necessary Equipment license(s) and maintenance for a new purchaser or lessee. If, following the receipt of the Service Notice, Lessee shall in good faith determine that it is not feasible to perform any or all of the foregoing services or that such performance could expose Lessee to unreasonable liability, then Lessee shall promptly notify Lessor in writing, whereupon Lessee shall have no further obligation to arrange for the performance of such services.

In connection with any services performed by Lessee pursuant to this Section 15, Lessee shall (i) hold any Equipment that Lessee takes possession of, or control over, as bailee, and not as consignee, and (ii) be responsible for, and hereby indemnifies and holds Lessor harmless from and against, any and all damage to or loss of the Equipment to the extent such damage or loss is related to the gross negligence or willful misconduct of Lessee. Lessee shall be, and shall at all times remain, an independent contractor with regard to its obligations hereunder.

In performing its remarketing obligations, Lessee may not pledge the credit of, or to enter into any contract or financing arrangement for, Lessor; it being agreed that Lessee has not been granted any property interest in any intellectual property (including, without limitation, the corporate name, trademarks or trade names) of Lessor.  In this regard, Lessee has no power or authority, express or implied, to bind or otherwise obligate Lessor in any manner with respect to a sale, lease or other disposition of the Equipment.  Any proposal or offer submitted by Lessee with respect thereto to any third-party shall state that it is conditioned upon the written approval of Lessor. In this regard, Lessor expressly reserves the right to approve or reject any offer or proposal, or portion thereof, made by Lessee or any third party, which approval or rejection shall not be unreasonably withheld or delayed. If any offer is approved by Lessor, in its sole and absolute discretion, the transaction(s) contemplated in such offer or proposal shall be consummated solely and directly between Lessor, in Lessor’s (or its nominee’s or designee’s) name, and the applicable purchaser or lessee.  Any offer or proposal rejection shall not relieve Lessee of its obligations to continue to remarket the Equipment.

In the event that Lessee is unable to sell or otherwise dispose of the Equipment during the Remarketing Period under terms and conditions reasonably acceptable to Lessor, then Lessor may remarket the Equipment within its sole and absolute discretion.  In this event, Lessee shall deliver and/or make storage arrangements, as a remarketing expense, for any applicable Equipment as directed by Lessor in writing but shall otherwise have no further obligation hereunder.

16.LEASE RENEWAL. (a) If Lessee elects, or is deemed to elect, the Renewal Option for this Lease, then this Lease (with respect to all, but not less than all, of the Equipment under this Lease) shall be extended for a sixty (60) month term or such other term or terms as Lessor and Lessee may agree upon (each such term, a “Renewal Term”), commencing on the day following the last day of the Initial Term or the prior Renewal Term, as applicable; provided that the aggregate Renewal Terms may not exceed the remaining term of the Power Purchase Agreement and the sum of the Renewal Terms and the Initial Term may not exceed eighty percent (80%) of the Equipment’s remaining economic useful life as determined by the Appraisal (as defined in Section 18(a)) without the prior written consent of Lessor. Rent payable during any Renewal Term shall be the Fair Market Rental Value for the Equipment as determined below.

(b)The Fair Market Rental Value (as defined below) of the Equipment, as of the commencement of any Renewal Term, shall be determined by agreement of Lessor and Lessee within sixty (60) days after receipt by Lessor of the irrevocable notice from the Lessee of its election to renew this Lease or its deemed election to renew this Lease, or, if they shall fail to agree within such sixty (60) day period, shall be determined by a qualified appraiser appointed by Lessor and Lessee or, if they cannot agree on an appraiser, then by a panel of three (3) appraisers with one each chosen by Lessor and Lessee and the third appraiser appointed by the first two appraisers (the “Appraisal Procedure”), with the fair market rental value as determined by the third appraiser to be binding and conclusive on the Parties as the “Fair Market Rental Value” for purposes of this Lease. The Rent payable during the Renewal Term shall be equal to the average of the Rent payable during the twelve (12) month period immediately preceding the Renewal Term until the Fair Market Rental Value is determined, at which time the prior Rent payments shall be adjusted to take into account such determination.

(c)The amounts that are payable during any Renewal Term as Stipulated Loss Value shall be determined on the basis of the fair market sales value of the Equipment as of the commencement of such Renewal Term and shall be set forth in a schedule to be mutually agreed by Lessor and Lessee prior to the commencement of such Renewal Term. If Lessor and Lessee cannot agree on the fair market sales value, such amount shall be determined by the Appraisal Procedure, and the fees and expenses of the appraiser or panel of appraisers shall be shared equally by Lessor and Lessee.

17.PURCHASE OPTION. (a) If Lessee elects the Purchase Option in accordance with Section 14, Lessee shall have the option to purchase all but not less than all of the Equipment in this Lease from Lessor for an amount equal to the greater of (i) the then fair market value of the Equipment as agreed by Lessee and Lessor, or if they shall fail to agree, as determined by the Appraisal Procedure (such amount, the “Lessee Purchase Option Amount”) and (ii) 31% of the Purchase Price. The Purchase Option shall be consummated as of the close of business on the closing date set forth in Lessee’s notice or on such other date the Parties may otherwise agree (the “Lessee Purchase Date”).

(b)If Lessee elects to exercise the Purchase Option, then on the Lessee Purchase Date, Lessee shall pay to Lessor (i) the Lessee Purchase Option Amount, and all sales, use, value added and other taxes required to be indemnified by the Lessee pursuant to Section 10 plus (ii) any unpaid Rent and any other outstanding amount due under this Agreement on or before such date.

(c)Upon payment of all sums specified in this Section 16 this Lease shall terminate, all amounts in any Accounts shall be returned to Lessee and, at the request of Lessee, Lessor shall transfer its rights in the Equipment to the Lessee on an “as is,” “where is” basis without representation or warranty.

18.LESSEE INDEMNITY. Lessee assumes liability for and shall indemnify, save, and hold harmless Lessor and Lessor’s officers, directors, employees, agents and assignees from and against any and all third party claims, actions, suits or proceedings of any kind and nature whatsoever, including all damages, liabilities, penalties, costs, expenses and reasonable consultant and legal fees (hereinafter “Claim(s)”) based on, arising out of, connected with or resulting from the Equipment, the use or possession of the site where the Equipment is located, Lessee’s obligations under this Agreement, or Lessee’s possession, use or operation of the Equipment including, without limitation, Claims relating to ownership, use, possession or disposal of the Equipment, Claims arising in contract or tort (including negligence, strict liability or otherwise), Claims arising out of latent defects of the Equipment (regardless of whether the same are discoverable by Lessor or Lessee), Claims arising out of or relating to the violation of applicable law, including environmental law, or the existence or release of hazardous materials at the site where the Equipment is located, or Claims arising out of any trademark, patent or copyright infringement, but excluding (a) any Claims that accrue in respect of circumstances that occur after Lessor has taken possession of the Equipment after termination of this Agreement, provided that such Claims do not relate to Lessee’s use, possession or operation of the Equipment, (b) any Claims that result from the gross negligence or willful misconduct of Lessor, and (c) Claims for Taxes (it being agreed that Lessee’s indemnification obligations with respect to Taxes are set forth in Sections 10 and 18). If any Claim is made against Lessee or Lessor, the

Party receiving notice of such Claim shall promptly notify the other, but the failure of such person receiving notice to notify the other shall not relieve Lessee of any obligation hereunder, except for obligations for any expenses or direct damages solely to the extent attributable to Lessor’s failure to so notify Lessee.

19.	TAX INDEMNITY.

(a)Lessee acknowledges that the Rent has been calculated on the assumption that the Lessor will be the owner of the Equipment for federal, state and local income tax purposes on the date it acquires the Equipment pursuant to the Purchase Agreement, that it will remain the sole owner after entering into this Lease and that, for federal, state and local income tax purposes, it will be able to (i) claim an investment tax credit (for federal income tax purposes) under section 48(a)(3)(iv) of the Code for 30% of the portion of the Purchase Price that is allocated to 5-year property by the Appraisal, (ii) either claim cost recovery reductions of one hundred percent (100%) of Lessor's Depreciable Cost (as defined below), which, for Federal income tax purposes is claimed pursuant to section 168(k)(1) of the Code, or depreciate Lessor’s Depreciable Cost over a 5-year MACRS recovery period utilizing the half-year convention, in the taxable year that includes the Lease Commencement Date with respect thereto and assuming such Equipment's salvage value is zero, (iii) depreciate the portion of the Purchase Price that is allocated to interconnection property by the Appraisal (the “Interconnection Property”) on a straight-line basis over a 20-year recovery period and (iv) amortize transaction expenses incurred in connection with this Lease over the Lease Term. The foregoing investment tax credit, depreciation deductions and amortization deductions are referred to herein as the “Tax Benefits.” The “Appraisal” is the report prepared solely for Lessor and its counsel by DAI Management Consultants, Inc. or another appraiser chosen by Lessor (the "Appraiser") as of the Lease Commencement Date that addresses certain valuation and other issues related to the Equipment and that is satisfactory in form and substance to Lessor.  "Lessor's Depreciable Cost" means (1) for state and local income tax purposes, that portion of the Purchase Price allocated to the Equipment by the Appraiser and (2) for federal income tax purposes, that portion of the Purchase Price allocated to the Equipment by the Appraiser, reduced by 50% of the investment tax credit in clause (i) above, in each case excluding that portion of the Purchase Price that is allocated to the Interconnection Property.   Lessee acknowledges further that the Rent in this Lease has been calculated on the assumption that Lessor will have to report the Rent as income in the periods and amounts shown in Exhibit A.

(b)Lessee represents, warrants and covenants to Lessor the following: (i)(A) for purposes of the investment tax credit, the Equipment will be treated as "placed in service" for federal income tax purposes and the original use of the Equipment will be deemed to commence for federal income tax purposes on the Lease Commencement Date and (B) for purposes of the depreciation deductions, (1) the Equipment will be treated as "placed in service" on the Lease Commencement Date and (2) the acquisition requirements set forth in section 168(k)(2)(E)(ii) of the Code have been met; (ii) there was no binding contract in place for the Equipment as of September 27, 2017; (iii) the Equipment was mechanically complete in 2019 and placed in service for federal income tax purposes by the Lessee in 2019, (iv) all of the Equipment was originally placed in service by Lessee on a date that is no more than three (3) months before the closing on the purchase of the Equipment by Lessor and lease back of such Equipment under this Agreement to Lessee (the "Original Placed-in-Service Date"); (v) during the period beginning on the Original Placed-in-Service Date and ending on the date of the purchase of the Equipment by Lessor and lease back of such Equipment under this Agreement to Lessee, no person or entity other than Lessee has had any ownership interest in the Equipment or any part thereof; (vi) all of the Equipment was new when it was originally placed in service by Lessee; (vii) reserved;  (viii) the only portion of the Equipment that is not “qualified fuel cell property” is certain interconnection property and the portion of the Purchase Price that is allocable to such interconnection property is less than 2%, (ix)reserved; (x) all of the Equipment (other than the interconnection property) qualifies as "5-year property" within the meaning of Section 168(e)(3)(B)(vi)(I) of the Code and the interconnection property qualifies as “20-year property” within the meaning of Section 168(e)(3)(F) of the Code; (xi) Lessor will have a tax basis for purposes of calculating the 30% investment tax credit equal to that portion of the Purchase Price that is allocated to “qualified fuel cell property” by the Appraiser; (xii) Lessor will have a tax basis for (A) state and local income tax depreciation purposes equal to that portion of the Purchase Price that is allocated to the Equipment by the Appraiser and (B) for federal income tax depreciation purposes equal to that portion of the Purchase Price that is allocated to the Equipment by the Appraiser, reduced by 50% of the 30% investment tax credit amount (as determined in clause (xi) above); (xiii) during the Lease Term, the Equipment will not be considered "tax-exempt use property" within the meaning of section 168(h) of the Code or considered used by a tax-exempt entity within the meaning of section 50(b)(3) of the Code or governmental unit or foreign person or entity within the meaning of section 50(b)(4) of the Code (other than solely due to the fact that Lessor (or any member of Lessor) is or becomes a tax-exempt entity within the meaning of section 168(h)(2) of the Code); (xiv)  as of the Lease Commencement Date, no portion of the Equipment is, and at no time during the Lease Term will any portion of the Equipment become, tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code or financed with "subsidized energy financing" within the meaning of Section 48(a)(4) of the Code, other than as a result of the status of Lessor or any member of Lessor or actions taken by Lessor; (xv) the Equipment will be used solely in the United States; (xvi) the Equipment will not be subject to the alternative depreciation system under section 168(g) of the Code (assuming no election by Lessor under section 168(g)(1)(E) of the Code); (xvii) Lessee has not claimed and will not claim, or cause to be claimed, an investment tax credit under section 48(a)(3)(iv) of the Code or other federal tax credit, in each case with respect to the Equipment or any portion thereof; (xviii) on the Lease Commencement Date, the Equipment will not require any improvements, modifications or additions (other than ancillary items of a kind customarily selected and furnished by lessees of property of the same kind as the Equipment) in order for the Equipment to be rendered complete for its intended use by Lessee; (xix) Lessee will not take a position for U.S. federal or state income tax purposes that it is the owner of any portion of the Equipment during the Lease Term or that is inconsistent with any of the tax assumptions set forth in this Section 19; (xx) at no time during the period beginning on the Lease Commencement Date and ending on the fifth anniversary of such date (the "Recapture Period") will the portion of the Equipment that is classified by the Appraisal as “qualified fuel cell property” or any portion thereof be disposed of or otherwise cease to be (in each case within the meaning of section 50 of the Code) "qualified fuel cell property" within the meaning of Section 48(c)(1) of the Code, other than as a result of the status of Lessor or any member of the Lessor or actions taken by Lessor; (xxi) all written information provided by or on behalf of Lessee to the Appraiser was accurate and complete in all material respects and remains accurate and complete on the Lease Commencement Date; and (xxii) the Power Purchase Agreement will be treated as a service contract under Section 7701(e) of the Code and not as a lease for income tax purposes.

(c)Lessee covenants that it has not, and will not at any time during the term of this Agreement, take any action or omit to take any action (whether or not the same is permitted or required hereunder) that is inconsistent with the tax assumptions in Section 19(a), that could contribute to loss by Lessor of all or any part of the Tax Benefits or that could require the Lessor to report Rent as income ahead of the periods to which the Rent is attributable in Exhibit A or report any other amounts as income as a result of the transactions contemplated in this Agreement (an “Inclusion”). Lessee covenants that it will provide Lessor promptly upon request any information that Lessor reasonably requires in connection with claiming any Tax Benefits and responding to questions from the Internal Revenue Service.

(d)If as a result of any act, omission, breach of warranty or covenant or misrepresentation by Lessee, (i) the Tax Benefits are lost, disallowed, eliminated, reduced, delayed, recaptured, compromised or are otherwise unavailable to Lessor (any of the foregoing being a “Loss”) or (ii) the Lessor is required to report an Inclusion, then Lessee will pay the Lessor promptly on demand an amount that will compensate the Lessor fully for the Loss or Inclusion (including any interest, penalties or additions to tax) on an after-tax basis. For this purpose, “after-tax basis” means an amount determined by dividing the amount of the Loss or Inclusion by one minus the maximum composite federal, state and local corporate income tax rates in effect at time of payment. Notwithstanding the foregoing, Lessee shall not have any liability to Lessor for indemnification under this Section 19(d) for any Loss or Inclusion if and to the extent such Loss or Inclusion results from the failure of the Lease to be a “true lease” for federal, state and local income tax purposes or the failure of the Lease to have “economic substance” within the meaning of Code Section 7701(o) (in each case, other than due to an act, omission, breach of warranty, breach of covenant or misrepresentation by Lessee).  Upon payment of the full indemnity amount by Lessee, the act, omission, breach of warranty or covenant or misrepresentation of Lessee that caused a Loss will not be deemed a Default hereunder. If requested by Lessee, Lessor agrees to attempt in good faith to challenge any assertion by the Internal Revenue Service or state tax authorities that will lead to a Loss; provided, however, Lessee has first agreed in writing to indemnify Lessor for all reasonable expenses (including attorneys’ fees), liabilities or losses that Lessor may incur in the contest. Lessor will have the sole discretion to determine whether or not to undertake judicial or administrative proceedings beyond the level of an Internal Revenue Service auditing agent and to select counsel to handle the contest. For purposes of this Section 18, the term “Lessor” shall include the entity or entities, if any, with which Lessor files a consolidated income tax return.

20.DEFAULT AND REMEDIES. (a) Lessee shall be in default under this Agreement if: (i) Lessee fails to pay Rent or any other payment due and owing hereunder within five (5) business days of the due date thereof; (ii) Lessee fails to observe, keep or perform any other term or condition of this Agreement or any other Lease Document and such failure continues for thirty (30) days following receipt of written notice from Lessor; provided, that if such default is a non-monetary default capable of being cured but cannot be cured within such thirty-day period, and Lessee is diligently pursuing such cure, the cure period shall be extended for so long as is necessary to effect such cure (but in no event in excess of sixty (60) days beyond such thirty-day period); (iii) any representation or warranty made by Lessee herein or in any document delivered to Lessor in connection herewith shall prove to be false or misleading in any material respect and the false or misleading nature of such representation or warranty is not corrected within thirty (30) days following receipt of written notice thereof from Lessor; (iv) a breach of the covenant set forth in Section 26(c) shall have occurred; (v) Lessee becomes insolvent, dissolves, or assigns its assets for the benefit of creditors, or enters any bankruptcy or reorganization proceeding; (vi) (A) any Project Document or material Governmental Approval has been terminated without the prior written approval of Lessor to the extent Lessor’s approval is required hereunder; or (B) any default has occurred and is continuing under any material provision of a Project Document or any material Governmental Approval and any cure period provided thereunder has terminated without such default having been cured; (vii) Lessee undergoes a change in ownership or control of any type without the prior written approval of Lessor; (viii) any “Default” (as such term is defined in the Guaranty) has occurred and is continuing under the Guaranty or the Guaranty fails to provide Lessor the rights intended to be created thereby, ceases to be in full force and effect or the validity thereof is disaffirmed by Lessee or the Guarantor; or (ix) Lessee is in default of any obligation in excess of $100,000 (after any applicable cure period)(each of (i) through (ix), a “Default”).

(b)If a Default shall have occurred and be continuing under this Lease, Lessor shall have the right to take any one or more of the following actions with respect to this Lease: (i) cancel or terminate this Lease, (ii) enter onto the premises and take possession of or otherwise repossess the Equipment and, at the option of Lessor, cause the Lessee to promptly assign to Lessor the Project Documents and Governmental Approvals as if the Equipment were being returned in connection with the Return Option; (iii) proceed by appropriate court action or actions at law or in equity to enforce performance by Lessee of the terms and conditions of this Agreement and/or recover damages for the breach thereof; (iv) cause all moneys on deposit in the Accounts for this Lease to be paid directly to the account of Lessor, but only to the extent of the amount actually owed by Lessee to Lessor hereunder; (v) accelerate all of the amounts due hereunder for this Lease by requiring Lessee to pay Lessor an amount equal to the sum of (A) all Rent and any other unpaid amounts accrued to the date of such payment, plus (B) the Stipulated Loss Value; (vi) exercise its rights set forth in Section 11(b); (vii) take any other action as provided for in the Assignment Agreement; and/or (viii) exercise any other right or remedy available at law or in equity.

(c)Upon Lessee’s payment in full to Lessor of the amounts set forth in Section 19(b)(v), this Lease shall terminate (except as set forth in Section 22) and, at the request of the Lessee, Lessor shall transfer its ownership and rights in the Equipment to Lessee or Lessee’s designee on an “as is,” “where is” basis.

21.REPORTS. (a) As long as Guarantor is a publicly traded company filing reports with the SEC, within fifteen (15) days of Guarantor’s filing of any Form 8 K, 10 Q or 10 K, Lessee shall provide Lessor with copies of all such filings, it being understood that this Section 21(a)  shall be deemed satisfied if such annual financial statements are timely filed by Guarantor  with the Securities and Exchanges Commission in compliance with applicable.

(b)If, at any time during this Lease, Guarantor ceases to be a publicly traded company and, as a result, the foregoing information is no longer filed with the SEC, then, from and after such time, Lessee shall: (i) within sixty (60) days after the end of each quarterly period during the Lease Term, deliver to Lessor unaudited quarterly financial statements for the Lessee and the Guarantor as of the end of such quarterly period, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”); and (ii) within one hundred twenty

(120) days after the end of each calendar year during the Lease Term, deliver to Lessor audited annual financial statements for the Lessee and the Guarantor as of the end of such calendar year, prepared in accordance with GAAP; provided that if audited annual financial statements are not prepared for Lessee and the Guarantor in the ordinary course for any year then unaudited annual financial statements for Lessee for such year may be provided if they are certified by the chief financial officer of the Lessee or Guarantor as prepared in accordance with GAAP, it being understood that this Section 19(a) shall be deemed satisfied if such annual financial statements are timely filed by Lessee with the Securities and Exchange Commission in compliance with applicable law.

(c)Promptly, but in any event within ten (10) business days after receipt thereof, a copy of each material notice sent or received in connection with a Project Document or a Governmental Approval.

(d)Promptly upon, but no later than fifteen (15) business days after, Lessor’s written request from time to time, such data, certificates, reports, statements, documents and further information regarding the business, assets, liabilities, financial condition, or results of operations of the Lessee as the Lessor may reasonably request (which information shall not include technical proprietary information).

22.FURTHER ASSURANCES. Lessee agrees (a) at the written request of Lessor, to execute and deliver to Lessor any Uniform Commercial Code financing statements, fixture filings or other instruments Lessor deems necessary for expedient filing, recording or perfecting the interest and title of Lessor in this Agreement and the Equipment, (b) that a copy of this Agreement may be filed in accordance with clause (a), provided the economic terms not necessary for filing shall have been deleted therefrom, (c) that all costs incurred in connection with any actions taken in accordance with clause (a), including, without limitation, costs for filing fees and taxes, shall be paid by Lessee, and (d) to promptly, at Lessee’s expense, deliver such other reasonable documents and assurances, and take such further action as Lessor may reasonably request in writing, in order to effectively carry out the intent and purpose of this Agreement and each other Lease Document.

23.SURVIVAL. Lessee’s covenants, representations, warranties and indemnities contained in Sections 8, 10, 14, 17, 18, 19 and 26 hereof are made for the benefit of Lessor and shall survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason. Each other provision set forth in the Lease Documents that, by its terms, survives termination of this Agreement shall also survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason. Further, at the end of the Lease Term, to the extent a Default shall have occurred and be continuing (or would have occurred and be continuing but for the end of the Lease Term) pursuant to Section 19(a)(viii), any amounts on deposit in the Accounts shall be held by Lessor until such Default has been cured, and such amounts shall be available to Lessor to offset any amounts owed to Lessor in respect of such Default.

24.INSPECTION. During the Lease Term, Lessor may, during normal business hours, on reasonable prior written notice to Lessee and in accordance with any notice requirement set forth in any applicable Project Document, inspect the Equipment and the records with respect to the operations and maintenance thereof, in Lessee’s custody or to which Lessee has access. Lessee may be present at such inspection. Any such inspection will not unreasonably disturb or interfere with the normal operation or maintenance of the Equipment or the conduct by Lessee of its business and will be in accordance with Lessee’s and site owner’s health, safety and insurance programs. In no event shall Lessor have any duty or obligation to make any such inspection and Lessor shall not incur any liability or obligation by reason of not making any such inspection.

25.ACCEPTANCE OF EQUIPMENT: NON CANCELABLE. Lessee’s acceptance of the Equipment shall be conclusively and irrevocably evidenced by Lessee signing the Certificate of Acceptance in the form attached hereto and upon acceptance, this Lease shall be noncancelable for the Initial Term unless otherwise provided in this Lease.

26.ASSIGNMENT. (a) Lessee may not assign any interest in this Agreement or the other Lease Documents without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor may assign its interests in this Agreement and the other Lease Documents, in whole or in part, with notice to but without the consent of Lessee. If any such

Lessor assignment is a partial assignment of this Agreement by Crestmark Equipment Finance (for purposes of this Section 25, “Crestmark”), (i) so long as no Default shall have occurred, Crestmark shall maintain its administrative role under this Agreement with Lessee and shall act as an intermediary between Lessee and any Crestmark partial assignee, and (ii) unless Lessee receives notice from Crestmark or Crestmark's assignee to the contrary, Lessee's satisfaction of its obligations under the Lease Documents to Crestmark shall be deemed to satisfy such obligations to all Lessors.

(b)Without limiting the foregoing, Lessee further acknowledges and agrees that upon written notice of an assignment from Lessor, Lessee will pay all Rent and any and all other amounts payable by Lessee under this Lease to such assignee or mortgagee or as instructed by Lessor provided that Lessee may assert any defense that it may have pursuant to this Agreement. Lessee agrees to confirm in writing receipt of notice of assignment as may be reasonably requested by assignee or mortgagee.

(c)Except as otherwise set forth in this Agreement, Lessee shall not assign, sublet, hypothecate, sell, transfer or part with possession of the Equipment or any interest in this Agreement, and any attempt to do so shall be null and void and shall constitute a Default hereunder.

27.REPRESENTATIONS, WARRANTIES AND COVENANTS. (a) Lessee represents and warrants to Lessor that: (i) the execution and delivery by Lessee of this Agreement and the Certificate of Acceptance are duly authorized on the part of Lessee and constitute valid obligations binding upon, and enforceable against, Lessee; (ii) neither the execution and delivery of this Agreement or the Certificate of Acceptance, nor the due performance thereof by Lessee, including the commitment to pay (and payment of) Rent, will result in any breach of, or constitute a default under, or violation of, Lessee’s constitutive documents, or any material agreement to which Lessee is a party or by which Lessee is bound; (iii) Lessee is duly formed, validly existing and in good standing in its state of formation and in any jurisdiction where the Equipment is located; and (iv) no material approval, consent or withholding of objection is required from any governmental authority or entity with respect to the entering into, or performance of this Agreement or the Certificate of Acceptance by Lessee.

(b)Lessee has provided to Lessor true and correct copies of its constitutive documents, authorizing resolutions for the transactions contemplated hereby, and a certificate of incumbency, each certified by a duly appointed officer of Lessee.

(c)Without the prior consent of Lessor, Lessee shall not: (i) amend or supplement any Project Document or Governmental Approval in any manner that could be reasonably expected to affect materially or adversely Lessor’s interest in the Lease; or (ii) transfer or terminate any Project Document.

(d)Without the prior consent of Lessor, Lessee shall not (i) permit the offtaker under the Power Purchase Agreement to net or setoff any mutual debts or payment obligations between Lessee and offtaker owing under the Power Purchase Agreement, to the extent Lessee’s consent is required for such netting or setoff or (ii) consent to the offtaker.

under the Power Purchase Agreement assigning its obligations under the Power Purchase Agreement, to the extent Lessee’s consent is required for such assignment.

28.NOTICES. Any notice required or given hereunder shall be deemed properly given when provided in writing (a) three (3) business days after mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, addressed to the designated recipient at its address set forth below or such other address as such Party may advise by notice given in accordance with this provision or (b) upon receipt by the Party to whom addressed in writing by personal delivery, commercial courier service, fax or other means which provides a permanent record of the delivery of such notice. Notices shall be delivered to the Parties at the following addresses:

If to Lessee:

Central CA Fuel Cell 2, LLC c/o FuelCell Energy, Inc.
3 Great Pasture Road Danbury, CT 06810

Attn: Chief Financial Officer

Telephone: 203-825-6049

Facsimile: 203-825-6069

With a copy to:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Attn: General Counsel

Telephone: 203-825-6070

Facsimile: 203-825-6069

If to Lessor:

Crestmark Equipment Finance
5480 Corporate Drive

Suite 350

Troy, MI 48098

Attn: Corporate Counsel
Telephone: (248) 641-5100

Facsimile: (248) 593-3901

29.DOCUMENTATION. Except for the payment of Rent, for which invoices are provided as an accommodation to Lessee and not as a condition precedent to payment, Lessor shall use commercially reasonable efforts to provide Lessee with reasonable documentation, including, statements, tax bills and/or invoices, evidencing payment obligations or reimbursement due to Lessor pursuant to the terms of this Agreement.

30.ANTI-MONEY LAUNDERING; INTERNATIONAL TRADE LAW COMPLIANCE. Lessee represents and warrants to Lessor, as of the date of this Agreement, the date of each advance of proceeds pursuant to this Agreement, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement and the Lease has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of this Lease will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay this Lease are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Lessee covenants and agrees that it shall immediately notify Lessor in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e)

U.S.Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Lessee, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Lessee acting in any capacity in connection with this Agreement or this Lease; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

31.USA PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each lessee that opens an account. What this means: when Lessee opens an account, Lessor will ask for the business name, business address, taxpayer identifying number and other information that will allow Lessor to identify Lessee, such as organizational documents. For some businesses and organizations, Lessor may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

32.GOVERNING LAW. This Agreement is entered into, under and shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to conflict of laws principles other than Section 5-1401 and 5-1402 of the New York General Obligations law. Each Party consents to the non-exclusive jurisdiction of the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York over any action or proceeding brought in connection with this Agreement. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Lessor to bring legal action or proceedings in any other competent jurisdiction. LESSEE AND LESSOR EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSOR AND/OR LESSEE MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.

33.FINANCE LEASE STATUS. Lessee agrees that if Article 2A-Leases of the Uniform Commercial Code of the State of New York (the “Uniform Commercial Code” or “UCC”) applies to this Agreement this Agreement shall be considered a “Finance Lease” as that term is defined in Article 2A. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY SECTIONS 508-522 OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE.

34.BUSINESS DAY. For all purposes hereof, the term “business day” means any day which is not a Saturday, Sunday or other day on which banks are required to close for business in the State of New York.

35.MISCELLANEOUS. The captions of this Agreement are for convenience only and shall not be read to define or limit the intent of the provision that follows such captions. This Agreement and the other Lease Documents contain the entire agreement and understanding between Lessor and Lessee relating to the subject matter hereof. Any variation or modification hereof and any waiver of any of the provisions or conditions hereof shall not be valid unless in writing signed by an authorized representative of the Parties hereto. Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Lessor’s failure at any time to require strict performance by Lessee or any of the provisions hereof shall not waive or diminish Lessor’s right thereafter to demand strict compliance therewith or with any other provision.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LESSEE:

CENTRAL CA FUEL CELL 2, LLC

By: FuelCell Energy Finance II, LLC

Its: Sole Member

By: FuelCell Energy, Inc.

Its: Sole Member

By:  /s/ Michael S. Bishop_______

Name: Michael S. Bishop

Title: Executive Vice President, Chief

Financial Officer and Treasurer

LESSOR:

CRESTMARK EQUIPMENT FINANCE

By: /s/ Thomas R. Rutherford_______

Name: Thomas R. Rutherford

Title:  President

EXHIBIT A
RENTAL SCHEDULE

This Rental Schedule dated and effective as February 11, 2020 is incorporated into and deemed part of the Equipment Lease Agreement dated as of February 11, 2020 (the “Agreement”) by and between Crestmark Equipment Finance (“Lessor”) and Central CA Fuel Cell 2, LLC (“Lessee”). This Rental Schedule shall be accompanied by a Certificate of Acceptance in the form attached as Attachment #1.

All terms used within this document that are defined in the Agreement shall have the same meaning herein.

1.	Description of Equipment and Site location: As set forth on Attachment #4.

Lease Terms:

Initial Term:120 months

Rental Commencement Date: February 11, 2020

Rent:  As set forth on Attachment #2 attached hereto and incorporated herein

Minimum Monthly Reserve Fund: $429,178.50

The Initial Term of this Lease shall commence upon the Acceptance Date as indicated on the Certificate of Acceptance (“Lease Commencement Date”) and, unless earlier terminated pursuant to the terms of the Agreement, shall continue until expiration of the number of months specified above after the Rental Commencement Date specified above. Rent shall begin accruing on the Rental Commencement Date and shall be due and payable, along with applicable taxes, in advance each month during the Initial Term on the dates and in the amounts specified for such date on Attachment #2.

Lessee shall pay Rent throughout the Initial Term on each Rent payment date listed on Attachment #2 in the amount specified under the column heading “Cash Rent Payment” for such Rent payment date. The Lessor and the Lessee agree that each “Cash Rent Payment” shown on Attachment #2 is intended to constitute a specific allocation of fixed rent within the meaning of Treasury Regulation §1.467-1(c)(2)(ii)(A) to the applicable Rental Period and is the rent that the Lessor and Lessee will report for use of the Equipment for income tax purposes.

2.	Stipulated Loss Values are as set out on Attachment #3 attached hereto and incorporated herein.

Attachment #1 TO EXHIBIT A

CERTIFICATE OF ACCEPTANCE

to

Rental Schedule

Dated February 11, 2020

In compliance with the terms, conditions and provisions of the Agreement dated February 11, 2020 (the "Lease") between the undersigned ("Lessee") and Crestmark Equipment Finance ("Lessor"), Lessee hereby:

(a)

certifies and warrants that all Equipment described in the above-referenced Rental Schedule (the "Equipment") is delivered, inspected and fully installed, and operational as of the Acceptance Date as indicated below;

(b)	accepts all the Equipment for all purposes under the Lease and all attendant documents as of the date above (the "Acceptance Date"); and

(c)	restates and reaffirms, as of the Acceptance Date, each of the representations, warranties and covenants heretofore given to Lessor in the Lease.

Lessor is hereby authorized to insert serial numbers on the above-referenced Rental Schedule.

LESSEE:

CENTRAL CA FUEL CELL 2, LLC

By: FuelCell Energy Finance II, LLC

Its: Sole Member

By: FuelCell Energy, Inc.

Its: Sole Member

By: /s/ Michael S. Bishop______________

Name: Michael S. Bishop

Title:    Executive Vice President, Chief Financial Officer and Treasurer

Attachment #2

TO EXHIBIT A

Rental Value

Rental Schedule

Rent shall be due and payable in accordance with the following schedule. Rent is stated exclusive of all applicable sales and/or use taxes. Lessee is responsible for all sales and/or use taxes on the Rent.  Day 1 of Month 1 shall be the Effective Date.  Each Day 1 thereafter shall be each subsequent monthly anniversary date.

Payment Date	Rent Amount ($)
Down Payment	2,875,980
Day 1 of Month 1	71,530
Day 1 of Month 2	71,530
Day 1 of Month 3	71,530
Day 1 of Month 4	71,530
Day 1 of Month 5	71,530
Day 1 of Month 6	71,530
Day 1 of Month 7	71,530
Day 1 of Month 8	71,530
Day 1 of Month 9	71,530
Day 1 of Month 10	71,530
Day 1 of Month 11	71,530
Day 1 of Month 12	71,530
Day 1 of Month 13	71,530
Day 1 of Month 14	71,530
Day 1 of Month 15	71,530
Day 1 of Month 16	71,530
Day 1 of Month 17	71,530
Day 1 of Month 18	71,530
Day 1 of Month 19	71,530
Day 1 of Month 20	71,530
Day 1 of Month 21	71,530
Day 1 of Month 22	71,530
Day 1 of Month 23	71,530
Day 1 of Month 24	71,530
Day 1 of Month 25	71,530
Day 1 of Month 26	71,530
Day 1 of Month 27	71,530
Day 1 of Month 28	71,530
Day 1 of Month 29	71,530
Day 1 of Month 30	71,530
Day 1 of Month 31	71,530

Day 1 of Month 32	71,530
Day 1 of Month 33	71,530
Day 1 of Month 34	71,530
Day 1 of Month 35	71,530
Day 1 of Month 36	71,530
Day 1 of Month 37	71,530
Day 1 of Month 38	71,530
Day 1 of Month 39	71,530
Day 1 of Month 40	71,530
Day 1 of Month 41	71,530
Day 1 of Month 42	71,530
Day 1 of Month 43	71,530
Day 1 of Month 44	71,530
Day 1 of Month 45	71,530
Day 1 of Month 46	71,530
Day 1 of Month 47	71,530
Day 1 of Month 48	71,530
Day 1 of Month 49	71,530
Day 1 of Month 50	71,530
Day 1 of Month 51	71,530
Day 1 of Month 52	71,530
Day 1 of Month 53	71,530
Day 1 of Month 54	71,530
Day 1 of Month 55	71,530
Day 1 of Month 56	71,530
Day 1 of Month 57	71,530
Day 1 of Month 58	71,530
Day 1 of Month 59	71,530
Day 1 of Month 60	71,530
Day 1 of Month 61	71,530
Day 1 of Month 62	71,530
Day 1 of Month 63	71,530
Day 1 of Month 64	71,530
Day 1 of Month 65	71,530
Day 1 of Month 66	71,530
Day 1 of Month 67	71,530
Day 1 of Month 68	71,530
Day 1 of Month 69	71,530
Day 1 of Month 70	71,530
Day 1 of Month 71	71,530
Day 1 of Month 72	71,530
Day 1 of Month 73	71,530
Day 1 of Month 74	71,530
Day 1 of Month 75	71,530
Day 1 of Month 76	71,530
Day 1 of Month 77	71,530

Day 1 of Month 78	71,530
Day 1 of Month 79	71,530
Day 1 of Month 80	71,530
Day 1 of Month 81	71,530
Day 1 of Month 82	71,530
Day 1 of Month 83	71,530
Day 1 of Month 84	71,530
Day 1 of Month 85	71,530
Day 1 of Month 86	71,530
Day 1 of Month 87	71,530
Day 1 of Month 88	71,530
Day 1 of Month 89	71,530
Day 1 of Month 90	71,530
Day 1 of Month 91	71,530
Day 1 of Month 92	71,530
Day 1 of Month 93	71,530
Day 1 of Month 94	71,530
Day 1 of Month 95	71,530
Day 1 of Month 96	71,530
Day 1 of Month 97	71,530
Day 1 of Month 98	71,530
Day 1 of Month 99	71,530
Day 1 of Month 100	71,530
Day 1 of Month 101	71,530
Day 1 of Month 102	71,530
Day 1 of Month 103	71,530
Day 1 of Month 104	71,530
Day 1 of Month 105	71,530
Day 1 of Month 106	71,530
Day 1 of Month 107	71,530
Day 1 of Month 108	71,530
Day 1 of Month 109	71,530
Day 1 of Month 110	71,530
Day 1 of Month 111	71,530
Day 1 of Month 112	71,530
Day 1 of Month 113	71,530
Day 1 of Month 114	71,530
Day 1 of Month 115	71,530
Day 1 of Month 116	71,530
Day 1 of Month 117	71,530
Day 1 of Month 118	71,530
Day 1 of Month 119	71,530
Day 1 of Month 120	71,530

Attachment #3 TO EXHIBIT A

Stipulated Loss of Value Schedule Rental Schedule

Period	Stip Loss	Total Amount
Ending	%	Due after Monthly Payment

Month 1	110.00%	$ 15,817,890.00
Month 2	109.41%	$ 15,733,302.35
Month 3	108.82%	$ 15,648,714.71
Month 4	108.24%	$ 15,564,127.06
Month 5	107.65%	$ 15,479,539.41
Month 6	107.06%	$ 15,394,951.76
Month 7	106.47%	$ 15,310,364.12
Month 8	105.88%	$ 15,225,776.47
Month 9	105.29%	$ 15,141,188.82
Month 10	104.71%	$ 15,056,601.18
Month 11	104.12%	$ 14,972,013.53
Month 12	103.53%	$ 14,887,425.88
Month 13	102.94%	$ 14,802,838.24
Month 14	102.35%	$ 14,718,250.59
Month 15	101.76%	$ 14,633,662.94
Month 16	101.18%	$ 14,549,075.29
Month 17	100.59%	$ 14,464,487.65
Month 18	100.00%	$ 14,379,900.00
Month 19	99.41%	$ 14,295,312.35
Month 20	98.82%	$ 14,210,724.71
Month 21	98.24%	$ 14,126,137.06
Month 22	97.65%	$ 14,041,549.41
Month 23	97.06%	$ 13,956,961.76
Month 24	96.47%	$ 13,872,374.12
Month 25	95.88%	$ 13,787,786.47
Month 26	95.29%	$ 13,703,198.82
Month 27	94.71%	$ 13,618,611.18
Month 28	94.12%	$ 13,534,023.53
Month 29	93.53%	$ 13,449,435.88
Month 30	92.94%	$ 13,364,848.24
Month 31	92.35%	$ 13,280,260.59
Month 32	91.76%	$ 13,195,672.94
Month 33	91.18%	$ 13,111,085.29
Month 34	90.59%	$ 13,026,497.65

Month 35	90.00%	$ 12,941,910.00
Month 36	89.41%	$ 12,857,322.35
Month 37	88.82%	$ 12,772,734.71
Month 38	88.24%	$ 12,688,147.06
Month 39	87.65%	$ 12,603,559.41
Month 40	87.06%	$ 12,518,971.76
Month 41	86.47%	$ 12,434,384.12
Month 42	85.88%	$ 12,349,796.47
Month 43	85.29%	$ 12,265,208.82
Month 44	84.71%	$ 12,180,621.18
Month 45	84.12%	$ 12,096,033.53
Month 46	83.53%	$ 12,011,445.88
Month 47	82.94%	$ 11,926,858.24
Month 48	82.35%	$ 11,842,270.59
Month 49	81.76%	$ 11,757,682.94
Month 50	81.18%	$ 11,673,095.29
Month 51	80.59%	$ 11,588,507.65
Month 52	80.00%	$ 11,503,920.00
Month 53	79.41%	$ 11,419,332.35
Month 54	78.82%	$ 11,334,744.71
Month 55	78.24%	$ 11,250,157.06
Month 56	77.65%	$ 11,165,569.41
Month 57	77.06%	$ 11,080,981.76
Month 58	76.47%	$ 10,996,394.12
Month 59	75.88%	$ 10,911,806.47
Month 60	75.29%	$ 10,827,218.82
Month 61	74.71%	$ 10,742,631.18
Month 62	74.12%	$ 10,658,043.53
Month 63	73.53%	$ 10,573,455.88
Month 64	72.94%	$ 10,488,868.24
Month 65	72.35%	$ 10,404,280.59
Month 66	71.76%	$ 10,319,692.94
Month 67	71.18%	$ 10,235,105.29
Month 68	70.59%	$ 10,150,517.65
Month 69	70.00%	$ 10,065,930.00
Month 70	69.41%	$ 9,981,342.35
Month 71	68.82%	$ 9,896,754.71
Month 72	68.24%	$ 9,812,167.06
Month 73	67.65%	$ 9,727,579.41
Month 74	67.06%	$ 9,642,991.76
Month 75	66.47%	$ 9,558,404.12
Month 76	65.88%	$ 9,473,816.47
Month 77	65.29%	$ 9,389,228.82
Month 78	64.71%	$ 9,304,641.18

Month 79	64.12%	$ 9,220,053.53
Month 80	63.53%	$ 9,135,465.88
Month 81	62.94%	$ 9,050,878.24
Month 82	62.35%	$ 8,966,290.59
Month 83	61.76%	$ 8,881,702.94
Month 84	61.18%	$ 8,797,115.29
Month 85	60.59%	$ 8,712,527.65
Month 86	60.00%	$ 8,627,940.00
Month 87	59.41%	$ 8,543,352.35
Month 88	58.82%	$ 8,458,764.71
Month 89	58.24%	$ 8,374,177.06
Month 90	57.65%	$ 8,289,589.41
Month 91	57.06%	$ 8,205,001.76
Month 92	56.47%	$ 8,120,414.12
Month 93	55.88%	$ 8,035,826.47
Month 94	55.29%	$ 7,951,238.82
Month 95	54.71%	$ 7,866,651.18
Month 96	54.12%	$ 7,782,063.53
Month 97	53.53%	$ 7,697,475.88
Month 98	52.94%	$ 7,612,888.24
Month 99	52.35%	$ 7,528,300.59
Month 100	51.76%	$ 7,443,712.94
Month 101	51.18%	$ 7,359,125.29
Month 102	50.59%	$ 7,274,537.65
Month 103	50.00%	$ 7,189,950.00
Month 104	49.41%	$ 7,105,362.35
Month 105	48.82%	$ 7,020,774.71
Month 106	48.24%	$ 6,936,187.06
Month 107	47.65%	$ 6,851,599.41
Month 108	47.06%	$ 6,767,011.76
Month 109	46.47%	$ 6,682,424.12
Month 110	45.88%	$ 6,597,836.47
Month 111	45.29%	$ 6,513,248.82
Month 112	44.71%	$ 6,428,661.18
Month 113	44.12%	$ 6,344,073.53
Month 114	43.53%	$ 6,259,485.88
Month 115	42.94%	$ 6,174,898.24
Month 116	42.35%	$ 6,090,310.59
Month 117	41.76%	$ 6,005,722.94
Month 118	41.18%	$ 5,921,135.29
Month 119	40.59%	$ 5,836,547.65
Month 120	40.00%	$ 5,751,960.00

Attachment #4
TO EXHIBIT A

Description of Equipment

Equipment includes all equipment and components of the FCE SureSource 3000 fuel cell system, including but not limited to items detailed below.

Equipment	Model Number	Serial Number	Warranty Info
SureSource 3000 Module	C1420	C1420-134 C1420-135	Long Term Service Agreement (LTSA)
SureSource 3000 MBOP	SureSource 3000	MM27	12 mos.
SureSource 3000 EBOP	Rockwell - Power Conditioning Unit (PCU), Allen -Bradley Power Flex 1.764MVA	Leader 46249256 Follower 43204413	18 mos. from ship or 12 from start
Chiller for EBOP PCU	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15530808168 S15530808172	12 mos.
SureSource 3000 Exhaust Heat Recovery - Water Loop Heater	Cain Heat Recovery Unit HRU-360F26SSS DFC3000	S/N 8678	18 mos. from ship or 12 from start
SureSource 3000 Transformer	Rockwell / Hammond	AA00706273 AA00706274	12 mos.
1800kVA Transformer 370V/370V/12.0kV
BOP Transformer	Cooper / Eaton – XFMR, 300KVA, 12kV-480Y, FR3	CP1850008662	18 mos. from ship or 12 from start
SureSource 3000 Switchgear F60/CCB	Powergrid Solutions – 15KV, 1200A, NEMA 3R, SMCG	SO5644901-001	18 mos. from ship or 12 from start
Neutral Grounding Reactor	Gilbert Electrical Systems 13.8kV, 62 ohms, 150A/10 sec	79710-79743-0818	18 mos. from ship or 12 from start